EXHIBIT 99.1

Accelerate Diagnostics Appoints Roland Diggelmann to its Board of Directors

TUCSON, Ariz., Nov. 4, 2019 /PRNewswire/ -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) today announced that Roland Diggelmann has been appointed to its Board of Directors.

“On behalf of the entire board, I am delighted to welcome Roland to Accelerate Diagnostics,” commented John Patience, Chairman of the Board of Directors. “Roland brings extensive experience from his decades of successful diagnostics company leadership. We are especially excited about the counsel he can provide to the management team, some of whom have worked with him in the past at Roche.”

Mr. Diggelmann was recently appointed Chief Executive Officer of Smith+Nephew (NYSE:SNN) and has spent his entire career in the medical technology and diagnostics industries. Prior to this appointment, he served as CEO of Roche Diagnostics, a global business with revenues of USD $11.5 billion and 34,000 employees at the time of his departure in 2018. Prior to his 11-year career at Roche Diagnostics, Roland spent 12 years in the orthopedics sector at Sulzer Orthopedics and Zimmer Group. Mr. Diggelmann studied Business Administration at the University of Berne.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, about the company’s projections as to when certain key business milestones may be achieved, the potential of the company’s products or technology, the growth of the market, the company’s estimates as to the size of its market opportunity and potential pricing, the company’s competitive position and estimates of time reduction to results, and its future development plans and growth strategy. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk Factors” in the company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2019, and in any other reports that the company files with the Securities and Exchange Commission. The company’s forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

SOURCE Accelerate Diagnostics, Inc.

For further information: Investor Inquiries: Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com OR Media Contact: Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com